Exhibit 16.2

October 27, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by 6D Global Technologies, Inc. under Item 4.01 of its Form 8-K dated October 22, 2014.  We agree with the statements concerning our Firm in such Form 8-K;  we  are  not  in  a  position  to  agree  or  disagree  with  other  statements  of  6D  Global Technologies, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP